Exhibit 99.1

DBV Technologies Announces Appointment of Philina Lee, Ph.D. to Board of Directors

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Market: DBVT), (the “Company” or “DBV”), a clinical-stage biopharmaceutical company, today announced the provisional appointment of a new independent director, Dr. Philina Lee, to its Board of Directors (the “Board”), effective October 30, 2025. Dr Lee is appointed in replacement of Daniel Soland, subject to the ratification by the Company’s shareholders at the next annual meeting of shareholders. Dr. Lee will also serve as a member of the Compensation Committee of the Board. With this addition, the Company’s Board comprises ten directors.

“We are pleased to welcome Philina Lee as a new independent director to the Board,” said Michel de Rosen, Chairman of the Board. “Philina’s extensive experience building successful biopharmaceutical organizations and commercializing pharmaceutical products will add tremendous value as the Company moves closer to potential commercialization.”

Dr. Lee joins DBV following a distinguished tenure at Blueprint Medicines where she progressed through increasingly senior roles, culminating in her leadership of the company’s commercial organization as Chief Commercial Officer, overseeing the successful launch and growth of AYVAKIT®. She previously was on the Board of Directors at Fusion Pharmaceuticals, where she served on both the Nomination and Governance Committee and the Research and Development Committee.

“I am honored to join DBV’s Board at such a pivotal time for the Company, as it continues to advance VIASKIN® Peanut for children and toddlers with peanut allergy,” said Dr. Lee. “I look forward to serving on the Compensation Committee and contributing to DBV’s growth and success.”

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV Technologies is currently focused on investigating the use of its proprietary VIASKIN® patch technology to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT), the VIASKIN® patch is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV Technologies is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of VIASKIN Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing five ordinary shares) are traded on the Nasdaq Capital Market (DBVT – CUSIP: 23306J309).

VIASKIN is a registered trademark of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Brett Whelan

DBV Technologies

brett.whelan@dbv-technologies.com